Exhibit 10.7
AMENDMENT TO THE EMPLOYMENT AGREEMENT
          THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is entered into as of November 18, 2008 by and between Barr Laboratories, Inc., a Delaware corporation having its principal executive offices at 225 Summit Avenue, Montvale, New Jersey 07645-1523 (the “Company”), and Timothy B. Sawyer (the “Employee”).
          WHEREAS, Employee is currently employed as Executive Vice President, Global Generic Sales and Marketing of the Company pursuant to an amended and restated employment agreement dated July 15, 2008, between Employee and the Company (the “Employment Agreement”); and
          WHEREAS, the approval by the stockholders of Barr Pharmaceuticals, Inc. (“Barr”) of the consummation of the transactions contemplated in the Agreement and Plan of Merger, dated as of July 17, 2008, among Teva Pharmaceutical Industries Ltd. (“Teva”), Boron Acquisition Corp. and Barr, as amended (the “Merger Agreement”), pursuant to which Barr will merge with and into Boron Acquisition Corp., and ultimately become a wholly-owned subsidiary of Teva (the “Merger”), will constitute a “Change in Control” as such term is defined in the Employment Agreement;
          WHEREAS, the Company wishes to assure itself of the services of the Employee and provide an inducement for the Employee to remain in its employ; and
          WHEREAS, in connection with the foregoing, the Company wishes to formally amend the terms of the Employment Agreement to reflect those changes to the Employment Agreement set forth herein, to be effective as of the closing of the Merger; and
          WHEREAS, the Company and Employee agree to enter into such amendment on the terms set forth herein.
          NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree, effective as of immediately prior to the Effective Time (as such term is defined in the Merger Agreement), as follows:
     Capitalized terms not defined herein shall have the meaning set forth in the Employment Agreement.
AMENDMENTS
1.	The title of Paragraph 5 of the Employment Agreement is amended to read as follows:

“Termination of Employment; Change in Control Payment.”

2.	The title of Paragraph 5(a) of the Employment Agreement is amended to read as follows:

“Termination of Employment.”

3.	Paragraph 5(a)(i) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(i) If the Employee’s employment with the Company is terminated by the Company or an Affiliate without Good Cause (except as an incident of assigning the rights to Employee’s services to a Permitted Assignee in accordance with Paragraph 13(d) below), and including as a result of any non-renewal of this Agreement, in any such case when the Employee is willing and able to continue performing service, or is terminated by the Employee with or without Good Reason (excluding upon the Employee’s death) (any of the foregoing terminations, a “Compensable Termination”), in each case following the Merger (as such term is defined in Paragraph 9(f) below), the Company shall:
     (A) for twenty-four (24) months following the Employee’s termination, provide the Employee (and, as applicable, the Employee’s covered dependents), at Company expense, with continuation coverage under the Company’s group health plan(s) covering similarly situated executives;
     (B) pay the Employee, in accordance with normal payroll practices, the portion of the Employee’s Base Salary accrued through the date of the Compensable Termination and any other amounts to which the Employee is entitled by law or pursuant to the terms of any compensation or benefit plan or arrangement in which the Employee participated prior to the Compensable Termination;
     (C) subject to all of the provisions of this Section 5, Section 14 below, and further subject to compliance by the Employee with the provisions of Sections 6 and 7 below, relating to confidential information, nonsolicitation and disparaging remarks, pay to the Employee the Employee’s annual bonus for the fiscal year of the Company preceding the fiscal year of the Company in which the Compensable Termination occurs, if unpaid at the time of the Compensable Termination. Such annual bonus shall be paid at the same time as bonuses (if any) for such preceding fiscal year are paid to other officers, and in all events within the first two and one half (2 1/2) months immediately following the fiscal year of the Company to which such annual bonus relates. The amount of such bonus shall be determined by the Board or a committee of the Board on a basis consistent with the prior bonus determinations with respect to the Employee or, for at least one year following the Merger, consistent with the bonus determinations with respect to the Employee prior to Merger. If the Board or a committee of the Board made no bonus determinations with respect to the Employee before the Compensable Termination or, if applicable, before the Merger the amount of such bonus shall be determined on a basis consistent with the Board’s or Board committee’s bonus determinations with respect to other Executive Vice Presidents before the Merger.
Unless otherwise agreed by Teva and Employee, and except as otherwise provided in Paragraph 5(b) and 5(e) below, Employee shall not be entitled to any cash severance payments under any Company or Teva severance arrangements in connection with such termination.”
4.	Paragraph 5(a)(ii) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(ii) The foregoing provisions of (including any payments under) this Section 5(a) shall be in addition to (and not in lieu of) any payments to which the Employee may be entitled under Sections 8, 9 and 10 hereof.”

5.	Paragraph 5(a)(iii) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“[Intentionally omitted]”

6.	Paragraph 5(a)(iv) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(iv) The Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement (including but not limited to any payment or benefit provided for above in this Section 5) by seeking other employment or otherwise, nor shall any compensation earned by the Employee in other employment or otherwise reduce the amount of any payment or benefit provided for in this Agreement.”

7.	Paragraph 5(b) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“Termination by the Company or an Affiliate for Good Cause or by the Employee without Good Reason. If, during the term of this Agreement, the Employee’s employment by the Company is terminated by the Company or an Affiliate for Good Cause or by the Employee without Good Reason, the Employee shall not be entitled to receive any compensation under Section 4 above accruing after the date of such termination. However, any obligations of the Company under paragraph 5(h) below and Sections 8, 9 and 10 shall not be affected by such termination of employment. The provisions of this paragraph 5(b) shall be in addition to, and not in lieu of, any other rights and remedies the Company may have at law or in equity or under any other provision of this Agreement in respect of such termination of employment. However, if during the term of this Agreement the Employee’s employment is terminated by the Employee without Good Reason and the Employee gives the Company at least one hundred twenty (120) days’ advance notice of such termination, then the Employee shall not have any obligation or liability under this Agreement on account of such termination of employment, but the Employee’s obligations under Section 6 and 7 hereof shall not be affected by such termination of employment.”

8.	The introduction to Paragraph 5(e)(iii) of the Employment Agreement is hereby amended by inserting the following phrase after the words “In the event of a Disability Termination”:

“that occurs prior to the CIC Payment Date (as defined in Paragraph 5(h) below), in lieu of the CIC Payment (as defined in Paragraph 5(h) below) otherwise payable to the Employee under Paragraph 5(h)”

9.	Paragraph 5(f) of the Employment Agreement is hereby amended by adding the following paragraph to the end of such Paragraph 5(f):

“The CIC Payment shall only be payable if the Employee (i) signs on or after the CIC Payment Date a Release, (ii) delivers the signed Release to the Company within forty-five (45) calendar days of presentation thereof by the Company to the Employee, which presentation shall be made no later than forty-five (45) calendar days prior to the CIC Payment Date, and (iii) does not revoke the Release during the seven (7) calendar days following the date on which the Employee signs the Release.”

10.	A new Paragraph 5(h) shall be added to the Employment Agreement which shall read as follows:
     “(h) Change in Control Payment. Notwithstanding the provisions of this Section 5 regarding the payments due to Employee upon a termination of employment, and subject to the requirements of Paragraph 5(f) above, in connection with the Merger (as defined in Paragraph 9(f) below), on April 1, 2009 (the “CIC Payment Date”), Employee shall be entitled to a lump sum payment equal to $1,656,644 (the “CIC Payment”), without regard to Employee’s employment status or Employee’s obligations under Sections 6 and 7 of this Agreement. Such CIC Payment shall be paid in a lump sum, as promptly as possible, subject to the provisions of Paragraph 5(f) above, but in no event later than fifteen (15) calendar days after the CIC Payment Date.”
11.	Paragraph 9 of the Employment Agreement is hereby amended by adding the following new subparagraph 9(f):
     “(f) Notwithstanding anything else set forth in this Agreement to the contrary, the foregoing provisions of this Paragraph 9 shall only apply with respect to any Payment arising out of, related to, or otherwise paid or provided in connection with, any transaction contemplated by that certain the Agreement and Plan of Merger, dated as of July 17, 2008, among Teva Pharmaceutical Industries Ltd. (“Teva”), Boron Acquisition Corp. and Barr Pharmaceuticals, Inc., as amended (including, without limitation, the approval by the stockholders of Barr Pharmaceuticals of the transactions contemplated under such agreement) (all such transactions collectively, the “Merger”).”
12.	Paragraph 14 of the Employment Agreement is hereby amended by adding the following new subparagraph 14(e):
“(e) Without limiting any of the foregoing provisions of this Paragraph 14:
(i) all reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A;
(ii) all expenses or other reimbursements paid pursuant herewith that are taxable income to the Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which the Executive incurs such expense or pays such related tax;
(iii) with regard to any provision in this Agreement that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (A) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (B) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, respectively, in any other taxable year; provided that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect, and (C) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred; and
(iv) any tax gross-up payable by the Company in respect of any expenses or other reimbursements paid under this Agreement that are taxable income to the Executive shall be made no later than the end of the calendar year next following the calendar year in which the Executive remits the related tax.”

GENERAL
     1. The Employment Agreement, as amended by this Amendment, shall continue in full force and effect in accordance with the terms thereof.
     2. The other provisions and cross-references of the Employment Agreement shall be renumbered accordingly as a consequence of the additions and deletions described herein, to the extent applicable.
     3. This Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.
     3. This Amendment shall be governed and construed and the legal relationships of the parties determined in accordance with the laws of the State of New York applicable to contracts executed and to be performed solely in the State of New York. Paragraphs 10(c) and 13 of the Employment Agreement are hereby incorporated by reference herein.
[Signatures on next page.]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BARR LABORATORIES, INC., a Delaware corporation
By:	/s/ Jane F. Greenman
Jane F. Greenman
Its:	Executive Vice President, Global Human Resources

EMPLOYEE
/s/ Timothy B. Sawyer
Timothy B. Sawyer

Attest:
/s/ Sheldon Hirt
Assistant Secretary